STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed as of December 2, 2002, by and among Trek Resources, Inc., a Delaware corporation (the "Seller"), Michael E. Montgomery, an individual residing in Dallas County, Texas ("Montgomery"), and Faye C. Briggs, an individual residing in Dallas County, Texas ("Briggs"). Briggs and Montgomery are collectively referred to herein as the "Purchasers."

RECITALS

          The Seller desires to sell 100,000 shares (the "Shares") of its Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), to the Purchasers, and the Purchasers desire to purchase from the Seller the Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchasers agree as follows:

          1.           Sale and Purchase of the Shares. Contemporaneously with the execution of this Agreement, the Seller shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Seller, Fifty Thousand (50,000) shares of Series A Preferred Stock for a purchase price of $500,000 ($10.00 per share), payable in immediately available funds, pursuant to the terms and conditions contained herein. Collectively, the Purchasers shall purchase One Hundred Thousand (100,000) Shares for an aggregate purchase price of $1,000,000. Upon receipt of the aforementioned consideration, the Seller shall deliver to each Purchaser a stock certificate representing 50,000 shares of Series A Preferred Stock.

2. Certain Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchasers as follows:

(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                       (b)       Power and Authority. The Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors= rights and remedies generally; and (ii) the availability of equitable remedies may be limited by principles of equity.

                       (c)       Authorization of Shares. The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Seller and, upon issuance against payment in accordance with the terms hereof, the Shares will have been validly issued and fully paid and nonassessable, free and clear of all pledges, liens, encumbrances and preemptive rights.

3. Certain Representations and Warranties of Montgomery. Montgomery hereby represents and warrants to the Seller as follows:

                       (a)       Authority. Montgomery has full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Montgomery and is a legal, valid and binding obligation of Montgomery, enforceable against Montgomery in accordance with its terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors= rights and remedies generally; and (ii) the availability of equitable remedies may be limited by principles of equity.

(b) Investment Intent.

                                    (i)       The Seller has informed Montgomery that, because the Shares have not been registered with the Securities and Exchange Commission nor with the blue sky authority of any state, Montgomery must bear the economic risk of the investment in the Shares purchased by him indefinitely unless they are subsequently registered under the Securities Act of 1933, as amended (the "1933 Act"), and the appropriate state blue sky laws, or an exemption from such registration is available. Any sale of such Shares or any part thereof, made in reliance upon Rule 144 promulgated by the Securities and Exchange Commission under the 1933 Act can be made only in limited amounts in accordance with the terms and conditions of that Rule and in the case of securities to which that Rule is not applicable, compliance with some other exemption from registration under the 1933 Act will be required.

                                    (ii)      Montgomery is acquiring the Shares purchased by him for his own account for investment and not with a view to dividing such Shares with others, or with a view to or in connection with an offering or any distribution. Montgomery has no present intention of selling or otherwise disposing of such Shares.

                                    (iii)     Montgomery has no contract, understanding, agreement or arrangement with any person to sell or transfer to any such person, or to anyone, or to have any such person sell for Montgomery any of the Shares purchased by him and Montgomery is not engaged in, and does not plan to engage, within the foreseeable future, in any discussion with any person relating to the sale or transfer of such Shares.

                                    (iv)      Montgomery is not aware of any occurrence, event or circumstance upon the happening of which he presently intends to transfer or sell the Shares owned by him, or any part thereof, and Montgomery does not have any present intention to sell such Shares, or any part thereof, after the lapse of any particular period of time.

                                    (v)       The negotiations for the purchase of the Shares purchased by Montgomery have been conducted directly between the Seller on the one hand and Montgomery on the other. Montgomery acknowledges that he has been furnished all information that he has requested and to the extent that he considers necessary and advisable in connection with the purchase of such Shares.

                                    (vi)      Montgomery acknowledges that he is able to bear the economic risk of the investment in the Shares purchased by him, and has such knowledge and experience in financial and business matters that make him capable of evaluating the risks of the investment in such Shares.

(vii) Montgomery is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                                    (viii)    Montgomery further understands and agrees that the Shares purchased by him cannot be offered for sale, sold or otherwise transferred on the register of the Seller until he has notified the Seller in writing of his respective intention to do so and unless such sale or transfer does not involve a violation of the 1933 Act or the blue sky laws of any state having jurisdiction. Montgomery agrees that a restrictive legend may be placed on the stock certificate representing the Shares purchased by him substantially as follows:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNTIL SO REGISTERED OR UNTIL THE CORPORATION HAS RECEIVED ADEQUATE ASSURANCE, BY OPINION OF COUNSEL OR OTHER MEANS SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM REGISTRATION EXISTS FOR SUCH OFFER FOR SALE, SALE, TRANSFER OR PLEDGE.

4. Certain Representations and Warranties of Briggs. Briggs hereby represents and warrants to the Seller as follows:

                       (a)       Authority. Briggs has full power and authority to enter into this Agreement and to perform her obligations hereunder. This Agreement has been duly executed and delivered by Briggs and is a legal, valid and binding obligation of Briggs, enforceable against Briggs in accordance with its terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors= rights and remedies generally; and (ii) the availability of equitable remedies may be limited by principles of equity.

(b) Investment Intent.

                                  (i)       The Seller has informed Briggs that, because the Shares have not been registered with the Securities and Exchange Commission nor with the blue sky authority of any state, Briggs must bear the economic risk of the investment in the Shares purchased by her indefinitely unless they are subsequently registered under the Securities Act of 1933, as amended (the "1933 Act"), and the appropriate state blue sky laws, or an exemption from such registration is available. Any sale of such Shares or any part thereof, made in reliance upon Rule 144 promulgated by the Securities and Exchange Commission under the 1933 Act can be made only in limited amounts in accordance with the terms and conditions of that Rule and in the case of securities to which that Rule is not applicable, compliance with some other exemption from registration under the 1933 Act will be required.

                                  (ii)      Briggs is acquiring the Shares purchased by her for her own account for investment and not with a view to dividing such Shares with others, or with a view to or in connection with an offering or any distribution. Briggs has no present intention of selling or otherwise disposing of such Shares.

                                  (iii)     Briggs has no contract, understanding, agreement or arrangement with any person to sell or transfer to any such person, or to anyone, or to have any such person sell for Briggs any of the Shares purchased by her and Briggs is not engaged in, and does not plan to engage, within the foreseeable future, in any discussion with any person relating to the sale or transfer of such Shares.

                                  (iv)      Briggs is not aware of any occurrence, event or circumstance upon the happening of which she presently intends to transfer or sell the Shares owned by her, or any part thereof, and Briggs does not have any present intention to sell such Shares, or any part thereof, after the lapse of any particular period of time.

                                  (v)       The negotiations for the purchase of the Shares purchased by Briggs have been conducted directly between the Seller on the one hand and Briggs on the other. Briggs acknowledges that she has been furnished all information that she has requested and to the extent that she considers necessary and advisable in connection with the purchase of such Shares.

                                  (vi)      Briggs acknowledges that she is able to bear the economic risk of the investment in the Shares purchased by her, and has such knowledge and experience in financial and business matters that make her capable of evaluating the risks of the investment in such Shares.

(vii) Briggs is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                                  (viii)    Briggs further understands and agrees that the Shares purchased by her cannot be offered for sale, sold or otherwise transferred on the register of the Seller until she has notified the Seller in writing of her respective intention to do so and unless such sale or transfer does not involve a violation of the 1933 Act or the blue sky laws of any state having jurisdiction. Briggs agrees that a restrictive legend may be placed on the stock certificate representing the Shares purchased by her substantially as follows:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNTIL SO REGISTERED OR UNTIL THE CORPORATION HAS RECEIVED ADEQUATE ASSURANCE, BY OPINION OF COUNSEL OR OTHER MEANS SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM REGISTRATION EXISTS FOR SUCH OFFER FOR SALE, SALE, TRANSFER OR PLEDGE.

5. Miscellaneous.

(a) Survival. All representations and warranties made in this Agreement shall survive the execution of this Agreement and the contemporaneous closing of the transactions contemplated hereby.

(b) Governing Law. This Agreement shall be governed by the substantive laws of the State of Texas.

(c) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable.

                       (d)       Entirety and Amendments. This Agreement embodies the entire agreement and understanding relating to the subject matter hereof, supersedes all prior understandings between the parties relating to the subject matter hereof, and may be amended only by an instrument in writing executed by the Purchasers and the Seller.

                       (e)       Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Purchasers and the Seller, and their respective successors and permitted assigns. Neither the Purchasers nor the Seller may assign its rights or delegate their obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of all other parties.

                       (f)       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with electronic or telephonic confirmation of receipt and hard copy original sent by overnight courier), sent by regularly scheduled overnight courier, or sent by certified or registered mail, postage prepaid. Any such notice shall be deemed given when so delivered or successfully sent by facsimile transmission, as follows:

If to the Seller:	Trek Resources, Inc. 4925 Greenville Ave., Suite 955 Dallas, Texas 75206 Attn.: Chief Executive Officer Facsimile: (214) 373-8035
If to Montgomery:	Michael E. Montgomery 4925 Greenville Ave., Suite 955 Dallas, Texas 75206 Facsimile: (214) 373-8035

If to Briggs:	Faye C. Briggs 12076 Tavel Circle Dallas, Texas 75230 Facsimile: (___) ___-____

(g) Section and Other Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

(i) Remedies. All rights and remedies under this Agreement are cumulative, not exclusive, and shall be in addition to all rights and remedies available to either party at law or in equity.

* * * * *

IN WITNESS WHEREOF, the Seller and the Purchasers have executed this Agreement as of the day and year first stated above.

SELLER:

TREK RESOURCES, INC.

By: /s/ Michael E. Montgomery Name: Michael E. Montgomery Title: President and Chief Executive Officer

PURCHASERS:

/s/ Michael E. Montgomery Name: Michael E. Montgomery

/s/ Faye C. Briggs Name: Faye C. Briggs